RESIGNATION

TO: SMART-TEK SOLUTIONS INC. (THE "COMPANY")

AND TO: THE BOARD OF DIRECTORS

                  I, the undersigned, hereby tender my resignation as a director of the Company effective immediately.

Dated the 3rd day of June, 2011.